Exhibit 99.1

QinetiQ Group plc

20 January 2007

Acquisition of Analex Corporation for $173m

QinetiQ Group plc announces today that it has signed a definitive merger agreement to acquire Analex Corporation (“Analex”), continuing the execution of its strategy to grow its North American operations. Under the terms of the agreement, which is conditional upon regulatory clearance in the United States, QinetiQ will offer to acquire all of the outstanding shares of Analex for $3.70 per share, or an aggregate equity price of approximately $173m. The consideration will be paid in cash from existing banking facilities and the transaction is expected to complete in March 2007.

Analex is a US public listed company (American Stock Exchange: NLX). Holders of approximately 58.8 per cent of the fully diluted equity of Analex have agreed to tender their shares in the offer and to vote in favour of the definitive merger agreement and against any other transactions, subject to the provisions of the agreement.

Headquartered in Fairfax, Virginia, with 11 locations around the US, Analex is a leading provider of high technology professional services and solutions, principally to the US Government and its agencies. Analex specialises in providing innovative information technology, aerospace engineering and security and intelligence support services for defence, intelligence and space programmes.

Analex provides QinetiQ with new customers and contract opportunities as well as broadening the range of service offerings to the existing customer base of the Group. Principal customers include the US Missile Defense Agency (MDA), US Army, US Navy, DARPA, and NASA. Analex is also well positioned with intelligence customers some of which it has worked with for more than 20 years.

Analex employs approximately 1,100 people, most of whom have security clearances. The addition of this skilled workforce with security clearances significantly enhances the Group’s operational capabilities in North America. Approximately 70 per cent of Analex personnel work on customer sites and around half of its workforce is located in the Washington, D.C. area.

Analex had revenues of $150.3m for the 12 months ended 30 September 2006, EBITDA of $14.5m, and profit before amortisation of acquired intangible assets, interest and tax of $13.6m. At 30 September 2006 the business had gross assets of $123.1m and a total contract backlog of $413.0m, of which $56.0m was funded. Approximately 80 per cent of its revenue is derived from prime contracts, with a broad mix by contract types (60:40 firm fixed price/time and materials versus cost reimbursement).

Commenting on the agreement, QinetiQ’s chief executive officer Graham Love said: “Analex promises to be an excellent addition to the QinetiQ North America business profile, providing important new customer relationships within the US security agencies, the Department of Defense and NASA as well as broadening our existing service offerings. Having recently secured a number of new contracts, Analex offers growth and margin prospects consistent with expectations for QinetiQ’s existing North American business and we expect the acquisition to be immediately earnings enhancing for QinetiQ.”

He continued: “Analex will further enhance QinetiQ North America’s position to be able to bid for a wider range of significant opportunities in the defence and security market place in North America.”

[Ends]

Legal Statements

A TENDER OFFER FOR THE OUTSTANDING SHARES OF ANALEX CORPORATION COMMON STOCK HAS NOT YET COMMENCED. IF A TENDER OFFER COMMENCES, EACH SECURITY HOLDER OF ANALEX CORPORATION SHOULD READ THE TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. ONCE A FILING IS MADE, SECURITY HOLDERS OF ANALEX CORPORATION CAN OBTAIN THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT ARE FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV. SECURITY HOLDERS OF ANALEX CORPORATION MAY ALSO OBTAIN COPIES OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FREE BY CONTACTING ANALEX CORPORATION WHEN THE DOCUMENTS BECOME AVAILABLE.

Forward-Looking Statements

This press release, including any information included or incorporated by reference in this press release, contains “forward-looking statements” concerning QinetiQ Group plc, QinetiQ North America Operations, LLC and Analex Corporation. These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology. Although we believe that our plans, intentions and expectations are reasonable, actual results could differ materially from the results implied by these statements. Factors that may cause or contribute to such differences include: the risk that the conditions to the offer or the merger set forth in the merger agreement will not be satisfied; changes in both companies’ businesses during the period between now and the closing of the acquisition; the ability to retain key management and technical personnel of Analex and other risks described in Analex’s report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2005. Analex and QinetiQ are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.

For further information please contact:

Graham Love, Chief Executive:	+44 (0) 1252 392000
Doug Webb: Chief Financial Officer	+44 (0) 1252 392000

Nicky Louth-Davies, QinetiQ press office: +44 (0)1252 392809; +44 (0)7795290593

Chris Moseley, QinetiQ press office: +44 (0)1252 395559; +44 (0)7941 126064

Adrian Colman, QinetiQ Investor Relations:+44 (0)1252 395366; +44 (0)7740 432699

Notes for Editors:

•	QinetiQ (pronounced ki net ik as in ‘kinetic energy’) is a leading international defence and security technology company that was formed in July 2001 from the UK Government’s Defence Evaluation & Research Agency (DERA). QinetiQ has over 11,400 employees, who deliver technology-based services and exploit QinetiQ’s strengths in technology research by selling systems solutions, products, managed services and licences to government and commercial customers in a spectrum of defence, security and other commercial markets, and by creating technology based ventures.

•	In February 2006, QinetiQ Group plc was listed on the London Stock Exchange (main market). In the year to 31 March 2006, QinetiQ delivered a 37.6 per cent rise in underlying operating profit to £90.7m on turnover which rose by 22.9 per cent to £1,051.7m.

•	QinetiQ is organised into three operating sectors: Defence & Technology represents QinetiQ’s core UK-based defence business that provides research-based technology solutions and managed services into the UK’s armed forces. Security & Dual Use draws from QinetiQ’s broad inventory of defence-related intellectual property to develop commercially viable products and services. QinetiQ North America delivers technology services, systems engineering and technical assistance (SETA) and IT services.

•	QinetiQ has made several European acquisitions including the businesses of HVR Consulting Services Ltd and Verhaert Design and Development NV (renamed Verhaert Space NV). It has also acquired a number of US based businesses that complement its core capabilities which include: Westar Aerospace & Defense Group Inc, Foster-Miller Inc and Apogen Technologies Inc. These businesses have subsequently made further acquisitions to date that include Planning Systems Inc, SimAuthor Inc and Ocean Systems Engineering Corp.

About Analex

Analex (www.analex.com) specialises in providing intelligence, systems engineering and security services in support of US security. Analex focuses on developing innovative technical approaches for the intelligence community, analysing and supporting defence systems, designing, developing and testing aerospace systems and providing a full range of security support services to the US government. The company’s stock trades on the American Stock Exchange under the symbol NLX.